Exhibit 99.1

Hillenbrand Reports Fourth Quarter and Fiscal Year 2020 Results

Fiscal Fourth Quarter 2020 Highlights:
•Record quarterly revenue of $694 million increased 43% over prior year driven by the acquisition of Milacron; organic revenue decreased 2% as Batesville growth of 8% was more than offset by a decrease of 6% in Advanced Process Solutions, formerly referred to as the Process Equipment Group
•GAAP EPS of ($0.09) included non-cash impairment charges of $62 million; adjusted EPS1 of $0.92 increased 8% driven by the acquisition of Milacron and strong Batesville results
•Record order backlog of $1.23 billion grew 43% year over year primarily driven by the acquisition of Milacron and large plastics projects in Advanced Process Solutions; organic backlog grew 14% year over year; total backlog increased 10% sequentially

Fiscal Year 2020 Highlights:
•Record revenue of $2.52 billion increased 39% over prior year driven by the Milacron acquisition; organic revenue decreased 2%
•GAAP EPS of ($0.82) included non-cash impairment charges of $145 million; adjusted EPS1 of $3.19 increased 14% year over year
•Exceeded targeted year-one synergy cost savings from the acquisition of Milacron; on track to deliver $75 million in annual run-rate cost savings by year three
•Record cash flow from operations of $355 million increased $176 million compared to the prior year; net leverage decreased to 2.7x
•Fiscal Q1 2021 guidance: adjusted EPS1 expected to be $0.65 to $0.75

BATESVILLE, Ind., November 11, 2020 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the fourth quarter and full fiscal year, which ended September 30, 2020.

Changes to Segment Names
During the fourth quarter of fiscal 2020, the Company changed the name of the Milacron segment to Molding Technology Solutions and the name of the Process Equipment Group segment to Advanced Process Solutions in order to better reflect the nature of business activities, end-market exposure and future opportunities in these segments.

Fourth Quarter Results
Revenue of $694 million grew 43% compared to the prior year primarily driven by the acquisition of Milacron. Revenue decreased 2% organically as Batesville growth of 8% was more than offset by a decrease of 6% in Advanced Process Solutions. Excluding the impact of foreign currency exchange, total revenue increased 41%.

Net loss of $7 million, or ($0.09) per share, decreased $0.48 per share compared to the prior year, primarily as a result of non-cash impairment charges of $62 million related to the Company’s TerraSource Global and flow control businesses, which were recently identified for divestiture as announced in August 2020, and an increase in tax expense associated with domestic tax on foreign income inclusion and taxes on distributions from foreign subsidiaries.

Adjusted net income of $69 million, or $0.92 per share1, increased $0.07, or 8%, year over year, mainly driven by the acquisition of Milacron and strong Batesville performance. The adjusted effective tax rate was 32.1%, an increase of 560 basis points from the prior year, driven by increased distributions from foreign subsidiaries.

Adjusted EBITDA of $141 million increased 62% over the prior year, primarily due to the Milacron acquisition, which contributed $51 million, and an increase of $5 million from Batesville. Adjusted EBITDA margin of 20.3% expanded 240 basis points compared to a year ago. On an organic basis, adjusted EBITDA increased 4%, and adjusted EBITDA margin increased 110 basis points driven by margin expansion in Advanced Process Solutions and Batesville.

Hillenbrand generated cash flow from operations of $235 million in the quarter, an increase of $165 million year over year. All three reportable segments contributed to the improvement. During the quarter, the Company returned nearly $16 million to shareholders in the form of quarterly dividends and paid down $159 million of debt. Net debt at the end of the quarter was $1.3 billion, and the net debt to adjusted EBITDA ratio was 2.7x, an improvement of 1.1x from December 31, 2019, and a sequential improvement of 0.6x. The Company had nearly $1.2 billion of liquidity and no near-term debt maturities.

“Our fourth quarter financial results, including outstanding free cash flow, represent a strong finish to our fiscal year in a very challenging environment. Our teams prioritized safety and executed exceptionally well, managing costs while positioning the businesses to capitalize on opportunities going forward. Results were stronger than we anticipated as orders rebounded at Molding Technology Solutions, and Batesville again delivered strong margins on higher volume. We continued to leverage the Hillenbrand Operating Model across the enterprise as a catalyst for growth and margin improvement,” said Joe Raver, President and Chief Executive Officer of Hillenbrand. “We believe that we are well positioned heading into fiscal 2021, especially considering our record backlog and the significant progress we’ve made in building momentum with the Milacron integration. In addition, the process for the portfolio actions we announced in August is going well as we pursue the long-term benefits of a more focused portfolio. While the current business environment remains unpredictable, we’re focused on managing the things we can control and executing against our strategic initiatives to drive profitable growth over the long term.”

Advanced Process Solutions
Advanced Process Solutions fourth quarter revenue of $330 million decreased 6% compared to the same period in the prior year but improved by 17% sequentially versus the third quarter. Excluding the impact of foreign currency exchange, revenue decreased 9% year over year. Revenue was lower primarily as a result of general demand softness across industrial end markets. Adjusted EBITDA margin of 20.6% increased 160 basis points, primarily driven by pricing, productivity improvements and cost containment actions, partially offset by cost inflation. Record order backlog of $988 million at the end of the fourth quarter increased 14% over the prior year. Backlog increased 5% sequentially compared to the third quarter.

Molding Technology Solutions
Molding Technology Solutions revenue of $217 million for the quarter decreased 1% on a pro forma basis year over year and improved 17% sequentially as the segment delivered its best top line performance of the year. Adjusted EBITDA of $51 million increased 20% year over year, and adjusted EBITDA margin of 23.3% increased 410 basis points driven by productivity improvements, synergies, and cost containment actions. Order backlog of $243 million increased 54% year over year, driven by growth in injection molding, extrusion equipment and hot runner orders. Order backlog increased 31% sequentially. For purposes of this earnings release and comparative purposes only, all prior year comparisons for Molding Technology Solutions are made on a pro forma basis and exclude the Cimcool business, which the Company divested in March of this year.

Batesville
Batesville fourth quarter revenue of $147 million grew 8% compared to the prior year and 5% sequentially, driven by higher burial casket volume. Adjusted EBITDA margin of 24.3% was 170 basis points higher than the prior year, mainly driven by operating leverage, productivity gains, and cost containment actions, which more than offset cost inflation.

Fiscal Year 2020 Results
Hillenbrand’s revenue of $2.52 billion for fiscal 2020 increased 39%. Excluding the impact of foreign currency exchange, revenue increased 40%. The acquisition of Milacron contributed 41%, and Batesville revenue increased 4% for the year with the estimated increased volume associated with the COVID-19 pandemic. Advanced Process Solutions revenue of $1.23 billion decreased 4%, or 3% excluding the impact of foreign currency, as general weakness in industrial demand was partially offset by favorable pricing.

Net loss of $60 million resulted in GAAP loss per share of $0.82. The loss was driven by $145 million of non-cash impairment charges, primarily on businesses identified for divestiture as part of our portfolio simplification. On an adjusted basis, net income of $235 million resulted in adjusted earnings per share of $3.191, an increase of 14%. Adjusted EBITDA increased 57% to $464 million and, as a percentage of revenue, was 18.5%, 220 basis points higher than the prior year. The adjusted EBITDA margin increase was primarily driven by margin expansion in Advanced Process Solutions and Batesville, as well as the addition of the higher margin Molding Technology Solutions product lines. Advanced Process Solutions adjusted EBITDA margin of 19.1% increased 160 basis points, and Batesville adjusted EBITDA margin of 23.0% increased 160 basis points. Operating cash flow for the year was $355 million, an increase of $176 million, and free cash flow of $319 million was approximately 136% of adjusted net income for the year.

Hillenbrand’s effective tax rate was (189%) in 2020 compared to 28.6% in 2019. The tax rate was negative for the year primarily related to the Company reporting a net loss for the year, while being in a taxable position for income tax purposes. The taxable position was primarily driven by nondeductible impairment charges and taxable gains from the sale of the Cimcool business. The adjusted effective tax rate of 27.8% increased 100 basis points compared to 26.8% in 2019, primarily due to taxes associated with foreign earnings distributions.

Other Notable Items
In October, Hillenbrand appointed Pete Dyke as Senior Vice President and Chief Human Resource Officer (CHRO). Mr. Dyke is responsible for driving Hillenbrand’s Human Resources strategy and talent management practices across the enterprise. Mr. Dyke was most recently CHRO at Innovative Water Care, a global specialty chemicals company. Prior to that, he served in Human Resources leadership positions at Luxfer Holdings PLC, Pentair PLC, and General Electric Company.

Fiscal First Quarter 2021 Outlook
Hillenbrand is providing guidance for the fiscal first quarter 2021. Given the continued uncertainties regarding the duration and severity of the COVID-19 pandemic, the Company has provided the following outlook, on the assumption that a gradual stabilization of the global economy continues, with no increase in pandemic-related disruptions.

•Total revenue expected to decrease 1% - 4% year over year
◦Advanced Process Solutions revenue expected to decrease 12 - 15%
◦Molding Technology Solutions expected to increase 2% - 5% on a pro forma basis
◦Batesville revenue expected to increase 12% - 15%
•Adjusted EPS1 of $0.65 - $0.75

1 As previously noted, beginning with fiscal third quarter 2020 results, the Company updated adjusted EPS to exclude after-tax acquisition-related intangible amortization. The Company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency. A full reconciliation between GAAP and adjusted measures is included at the end of this release.

Conference Call Information
Date/Time: Thursday, November 12, 8:00 a.m. ET
Online registration: http://www.directeventreg.com/registration/event/9256319

Conference call ID number: 9256319
Webcast link: https://ir.hillenbrand.com (archived through Friday, December 11, 2020)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, November 26, 2020
Replay ID number: 9256319
Dial-In for U.S. and Canada: 1-855-859-2056
Dial-In for International: +1-404-537-3406

Hillenbrand’s financial statements on Form 10-K are expected to be filed on November 12, 2020 before market open and will be made available on the Company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring related charges;
•impairment charges;
•inventory step-up charges;
•intangible asset amortization;
•debt financing activities related to the acquisition of Milacron;
•net loss on divestiture of Cimcool;
•COVID-19 pandemic-related costs;
•the related income tax impact for all of these items; and
•the interaction of tax benefits and expenses related to the foreign income inclusion tax provisions and certain tax carryforward attributes associated with the acquisition of Milacron and divestiture of Cimcool, including the tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT) and their impact on loss carryforward attributes.

In consideration of the Milacron acquisition, beginning with the quarter ended June 30, 2020, the Company has reported adjusted EPS results that exclude after-tax acquisition-related intangible amortization, in addition to backlog amortization excluded in previous periods. Prior year periods have been restated to conform to the presentation in the current year periods. The Company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance. Adjusted EBITDA is not a recognized term under U.S. GAAP and therefore does not purport to be an alternative to net (loss) income. Further, Hillenbrand’s measure of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Organic growth, a non-GAAP measure, is defined as total sales growth less the sales of companies acquired in the past twelve months. Hillenbrand uses organic growth and organic revenue to assess performance of its reportable segments and the Company in total without the impact of recent acquisitions. Hillenbrand believes that such measures are useful to investors as it provides a supplemental period-to-period comparison.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Advanced Process Solutions and Molding Technology Solutions reportable segments compete.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Advanced Process Solutions and Molding Technology Solutions reportable segments.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable segment. The majority of the backlog within the Molding Technology Solutions reportable segment is expected to be fulfilled within the next twelve months. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Advanced Process Solutions and Molding Technology Solutions reportable segments will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided. In addition, forward-looking adjusted earnings per share for the first quarter of fiscal 2021 excludes potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net revenue	$693.7	$485.8	$2,517.0	$1,807.3
Cost of goods sold	453.2	310.9	1,703.7	1,184.3
Gross profit	240.5	166.7	813.3	623.0
Operating expenses	126.3	104.5	538.2	379.7
Amortization expense	16.7	7.5	71.9	32.5
Impairment charges	62.3	—	144.8	—
Interest expense	22.1	11.3	77.4	27.4
Other (expense) income, net	(1.3)	(6.8)	0.5	(6.7)
Income (loss) before income taxes	11.8	36.6	(18.5)	176.7
Income tax expense	17.2	10.6	34.9	50.5
Consolidated net income (loss)	(5.4)	26.0	(53.4)	126.2
Less: Net income attributable to noncontrolling interests	1.7	1.3	6.7	4.8
Net (loss) income attributable to Hillenbrand	$(7.1)	$24.7	$(60.1)	$121.4

Net (loss) income attributable to Hillenbrand — per share of common stock:
Basic (loss) earnings per share	$(0.09)	$0.39	$(0.82)	$1.93
Diluted (loss) earnings per share	$(0.09)	$0.39	$(0.82)	$1.92
Weighted average shares outstanding (basic)	75.1	63.0	73.4	62.9
Weighted average shares outstanding (diluted)	75.1	63.2	73.4	63.3

Cash dividends per share	$0.2125	$0.2100	$0.8500	$0.8400

Condensed Consolidated Statements of Cash Flows
(in millions)

	Year Ended September 30,
	2020	2019
Net cash provided by operating activities	$354.8	$178.9
Net cash used in investing activities	(1,295.9)	(51.2)
Net cash provided by financing activities	854.9	217.5
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(2.3)
Net cash flows	(87.6)	342.9

Cash, cash equivalents, and restricted cash:
At beginning of period	399.4	56.5
At end of period	$311.8	$399.4

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net (loss) income attributable to Hillenbrand	$(7.1)	$24.7	$(60.1)	$121.4
Impairment charges (1)	62.3	—	144.8	—
Business acquisition, disposition, and integration costs (2)	9.9	11.7	77.2	16.6
Restructuring and restructuring-related charges (3)	2.6	7.0	9.3	10.6
Inventory step-up (4)	—	—	40.7	0.2
Intangible asset amortization (5)	16.7	7.5	71.9	32.5
Net loss on divestiture (6)	0.5	—	3.5	—
Debt financing activities (7)	0.4	5.6	2.7	5.6
Loss on settlement of interest rate swaps	—	6.4	—	6.4
Other (8)	0.2	—	2.6	—
Tax effect of adjustments (9)	(25.7)	(9.3)	(86.0)	(18.0)
Tax adjustments (10)	9.4	—	28.0	1.8
Adjusted net income attributable to Hillenbrand	$69.2	$53.6	$234.6	$177.1

Diluted (loss) earnings per share	$(0.09)	$0.39	$(0.82)	$1.92
Impairment charges (1)	0.83	—	1.97	—
Business acquisition, disposition, and integration costs (2)	0.13	0.19	1.05	0.26
Restructuring and restructuring-related charges (3)	0.03	0.11	0.12	0.17
Inventory step-up (4)	—	—	0.55	—
Intangible asset amortization (5)	0.22	0.12	0.98	0.51
Net loss on divestiture (6)	0.01	—	0.05	—
Debt financing activities (7)	0.01	0.09	0.04	0.09
Loss on settlement of interest rate swaps	—	0.10	—	0.10
Other (8)	—	—	0.04	—
Tax effect of adjustments (9)	(0.34)	(0.15)	(1.17)	(0.28)
Tax adjustments (10)	0.12	—	0.38	0.03
Adjusted diluted earnings per share	$0.92	$0.85	$3.19	$2.80

(1)Hillenbrand recorded $82.5 of impairment charges related to goodwill and certain intangible assets within both the Advanced Process Solutions and Molding Technology Solutions reportable segments during the second quarter of 2020 and $62.3 of non-cash charges (including a goodwill impairment charge and a valuation adjustment) related to assets held for sale within the Advanced Process Solutions reportable segment during the fourth quarter of 2020.
(2)Business acquisition, disposition, and integration costs during 2020 and 2019 primarily included expenses for the settlement of outstanding Milacron share-based equity awards, professional fees, and severance and employee-related costs in connection with the acquisition and integration of Milacron. The remaining costs incurred during 2020 were primarily related to professional fees and other transaction costs in connection with the divestiture of Cimcool, while the remaining costs incurred during 2019 primarily included professional fees.
(3)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during 2020 and 2019.
(4)Represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Milacron and BM&M during 2020 and 2019, respectively.
(5)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.

(6)Hillenbrand recorded a pre-tax net loss on the divestiture of Cimcool during 2020.
(7)Debt financing activities during 2020 primarily included the net interest expense on our $375.0 senior unsecured notes prior to completing the Milacron acquisition, along with certain other Milacron acquisition financing costs. Debt financing activities during 2019 included the amortization of deferred financing costs incurred for the senior unsecured bridge facility.
(8)Other primarily included incremental expenses directly attributable to the COVID-19 pandemic, such as costs for sanitary supplies, bad debt expense, and transportation costs, during 2020.
(9)Represents the tax effect of the adjustments previously identified above.
(10)During 2020, tax adjustments included the impact from the discrete recognition of tax expense on the divestiture of Cimcool and certain tax items related to the acquisition of Milacron, including the tax effect of Milacron carryforward tax attributes adversely impacting domestic taxes associated with the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, and the tax effect of nondeductible acquisition expenses. During 2019, tax adjustments include the revaluation of the deferred tax balances, the tax on unremitted foreign earnings, and change in deferred tax liability as a result of revising our permanent reinvestment assertion on earnings of foreign subsidiaries driven by the Tax Act.

	Three Months Ended September 30,		Year Ended September 30,
Shares used in computing non-GAAP per share amounts:	2020	2019	2020	2019
GAAP Weighted average shares outstanding (diluted)	75.1	63.2	73.4	63.3
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	0.2	—	0.1	—
Pro forma weighted average shares outstanding (diluted)	75.3	63.2	73.5	63.3

(1)Due to the occurrence of a net loss on a GAAP basis for the three months and year ended September 30, 2020, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Adjusted diluted EPS	$0.92	$0.85	$3.19	$2.80
Intangible asset amortization (excluding backlog amortization)	(0.22)	(0.12)	(0.84)	(0.47)
Tax effect	0.06	0.03	0.23	0.12
Pro forma adjusted diluted EPS (1)	$0.76	$0.76	$2.58	$2.45

(1)As previously noted, beginning with 2020 fiscal third quarter results, the Company updated adjusted EPS to exclude all after-tax acquisition-related intangible amortization (in prior periods, only backlog amortization was excluded). This table reconciles adjusted EPS based on the current methodology to adjusted EPS as it was historically reported.

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Advanced Process Solutions	$68.0	$66.7	$234.5	$223.3
Molding Technology Solutions	50.6	—	147.0	—
Batesville	35.7	30.6	127.1	114.2
Corporate	(13.4)	(10.5)	(44.2)	(42.2)
Less:
Interest income	(0.7)	(0.4)	(3.2)	(1.1)
Interest expense	22.1	11.3	77.4	27.4
Income tax expense	17.2	10.6	34.9	50.5
Depreciation and amortization	32.2	14.2	130.6	58.5
Impairment charges	62.3	—	144.8	—
Business acquisition, disposition, and integration costs	9.9	11.7	77.2	16.6
Restructuring and restructuring-related charges	2.6	7.0	9.3	10.6
Inventory step-up	—	—	40.7	0.2
Loss on settlement of interest rate swap	—	6.4	—	6.4
Net loss on divestiture	0.5	—	3.5	—
Other	0.2	—	2.6	—
Consolidated net (loss) income	$(5.4)	$26.0	$(53.4)	$126.2

Year Ended September 30, 2020
Net cash provided by operating activities	$354.8
Less:
Capital expenditures	(35.9)
Free cash flow	$318.9

Adjusted net income attributable to Hillenbrand	$234.6

Free cash flow to adjusted net income conversion rate	136%

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project
become	pursue	estimate	will	forecast	continue	could	anticipate
target	impact	promise	improve	progress	potential	should	encourage
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the impact of contagious diseases such as the COVID-19 pandemic and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers’ credit quality, downgrades of the Company’s credit quality, closure or temporary interruption of the Company’s or suppliers’ manufacturing facilities, travel, shipping and logistical disruptions, loss of human capital or personnel, and general economic calamities; risks that the integration of Milacron disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; competition in the industries in which we operate, including on price or from nontraditional sources in the death care industry; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact of the significant amount of indebtedness of the Company and its ability to meet its de-leveraging goals; the ability of the Company to comply with financial or other covenants in its debt agreements; global market and economic conditions, including those related to the financial markets; our level of international sales and operations; cyclical demand for industrial capital goods; continued fluctuations in mortality rates and increased cremations; the dependence of our business units on relationships with several large customers and providers; the impact to the Company’s effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; involvement in claims, lawsuits and governmental proceedings related to operations; ; uncertainty in the United States political environment or global trade policy; adverse foreign currency fluctuations; increased costs or unavailability of raw materials or certain outsourced services; labor disruptions; increasing competition for highly skilled and talented workers; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2020, to be filed with the Securities and Exchange Commission (“SEC”) on November 12, 2020 before the market open. The forward-looking information in this release speaks only as of the date covered by this release, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACT
Rich Dudley, Senior Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com